Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-220298, No. 333-231490 and No. 333-238498) pertaining to the Equity Incentive Plan of Ferrari N.V. of our reports dated February 26, 2021, with respect to the consolidated financial statements of Ferrari N.V. and the effectiveness of internal control over financial reporting of Ferrari N.V. included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ EY S.p.A.

Milan, Italy

February 26, 2021